Exhibit 99.1
Telvent Announces Agreement for Acquisition by Schneider Electric
•	Schneider Electric, S.A. to launch an offer to acquire all of Telvent GIT, S.A.’s shares at U.S. $40.00 per share, valuing the company at approximately € 1.4 billion on an enterprise value basis

•	Abengoa, S.A. irrevocably agrees to tender 40% stake in Telvent to Schneider Electric
June 1, 2011 — Telvent GIT, S.A. (NASDAQ: TLVT), a leading real-time IT solutions and information provider for a sustainable world, announced today that Telvent and Schneider Electric have entered into an agreement under which Schneider Electric will launch an offer to acquire all Telvent shares at U.S. $40.00 per share. In connection with the transaction, Abengoa has irrevocably agreed to tender its 40% stake in Telvent to Schneider Electric in the offer. The transactions are subject to certain conditions, including approvals of European and U.S. competition authorities and other material conditions.
Schneider Electric expects to launch its tender offer by mid-June 2011 and to close the transaction in the third quarter. The transaction has been approved by the board of directors of Telvent, which formed a special committee to review the transaction on behalf of the public shareholders of Telvent.
Ignacio González Domínguez, Telvent’s Chairman and CEO, said: “We see strong complementarities of Telvent’s solution offering and that of Schneider Electric, as well as a good cultural fit of people and spirit. We believe that our customers will benefit highly from this combination. With Schneider Electric, Telvent expects to expand its global footprint, especially in the fast growing new economies. We look forward to this next phase of the development of our company”.
Important Notice
The planned tender offer described in this communication has not yet commenced. This communication is not an offer to buy or the solicitation of an offer to sell securities. At the time the planned tender offer is commenced, Schneider Electric will file a tender offer statement on Schedule TO with the Securities and Exchange Commission (the “SEC”), and Telvent will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the planned tender offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other tender offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before making any decision to tender securities in the planned tender offer. Those materials will be made available to Telvent’s stockholders at no expense to them. In addition, all of those materials (and all other tender offer documents filed with the SEC) will be made available at no charge on the SEC’s website: www.sec.gov.
About Telvent
Telvent (NASDAQ: TLVT) is a global IT solutions and business information services provider dedicated to helping improve efficiency, safety and security for the world’s leading companies. Telvent serves markets that are critical to the sustainability of the planet, including the energy, transportation, agricultural and environmental sectors. (www.telvent.com)
Investor Relations Contact
Manuel Fernandez Maza
Tel. +1 301 354 5432
Email: ir@telvent.com
Communications Department Contact
Patricia Malo de Molina
Tel. +34 954 93 71 11
Email: comunicacion@telvent.com
Forward Looking Statements:
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often are proceeded by words such as “believes,” “expects,” “may,” “anticipates,” “plans,” “intends,” “assumes,” “will” or similar expressions. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. Actual results and events could differ materially from those anticipated in these forward-looking statements as a result of various factors. Those factors include the performance by the parties of their obligations under the agreements entered into with respect to the tender offer and Abengoa’s sale of its Telvent shares, the approval of the transaction by European and U.S. competition authorities and the satisfaction of the other conditions to the consummation of the transactions.
Telvent does not intend, and does not assume any obligation, to update or revise the forward-looking statements in this document after the date it is issued. In light of the risks and uncertainties described above, and the potential for variation of actual events from the assumptions on which certain of such forward-looking statements are based, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this document may not occur, and that actual events may vary materially from those described herein, including those described as anticipated, expected, targeted, projected or otherwise.